UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2006

WITS BASIN PRECIOUS MINERALS INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	1-12401 (Commission File Number)	84-1236619 (IRS Employer Identification No.)

80 South 8th Street, Suite 900 Minneapolis, Minnesota (Address of Principal Executive Offices)	55402-8773 (Zip Code)

612.349.5277
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective June 1, 2006, the Registrant’s Board of Directors (the “Board”) authorized the engagement of the services of Boston Financial Partners, Inc., (“Boston”), as a non-exclusive consultant, to provide assistance in various matters pertaining to corporate growth, strategic planning, public relations and marketing services.

As consideration for such services, as specified in the consulting agreement (the “Boston Consulting Agreement”), the Registrant made a $100,000 cash payment and issued Six Hundred Twenty-Five Thousand (625,000) shares of its $0.01 par value common stock to Boston. As additional consideration for such services, the Board granted to Boston or its nominee, a two-year warrant (the “Boston Warrant”), to purchase up to an aggregate of One Million (1,000,000) shares of Registrant’s $0.01 par value common stock, at an exercise price of $0.62 per share.

Based on the last Form 4 filing of Boston’s, dated December 20, 2005, Boston beneficially owned 4,957,367 shares of Registrant’s $0.01 par value common stock (includes an aggregate of 91,500 shares owned directly by Gail Brazil, Mr. Brazil’s spouse; and disclaims beneficial ownership except to their pecuniary interest therein). As of that date, Boston also held various warrants to purchase up to 2,775,000 shares of Registrant’s $0.01 par value common stock, with an exercise prices ranging from $7.15 to $0.50 per share and expiration dates through November 2007.

Based on the ownership disclosed in the December 20, 2005 Form 4 filing, Boston would be deemed to be a beneficial owner of approximately 10.7 percent of the Registrant’s issue and outstanding common stock as of June 1, 2006.

The foregoing is qualified in its entirety by reference to the Boston Warrant and the Boston Consulting Agreement, which are being filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K; and such exhibits are incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(c) Exhibits

Exhibit	Description of Document
4.1	Form of Warrant.
10.1	Consulting Agreement by and between the Registrant and Boston Financial Partners, Inc., dated June 1, 2006.

 SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wits Basin Precious Minerals Inc.

Date: July 13, 2006	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Document
4.1	Form of Warrant.
10.1	Consulting Agreement by and between the Registrant and Boston Financial Partners, Inc., dated June 1, 2006.